Exhibit 3

MASTER TRUST AGREEMENT
FOR THE BENEFIT OF THE GRANDCHILDREN OF
JOHN W. AND PATRICIA ANN CRITES UA DATED NOVEMBER 30, 2009

2016 INSTRUMENT OF

RESIGNATION AND APPOINTMENT OF SUCCESSOR TRUSTEE

RESIGNATION AND APPOINTMENT OF SUCCESSOR TRUSTEE by JOHN W. CRITES AND PATRICIA ANN CRITES concerning those certain SUB TRUSTS F/B/O JOSHUA ALEXANDER WINGARD[EIN 61-6386488] and BIANCA MARIE WINGARD [61-6386489], respectively, created under the MASTER TRUST AGREEMENT FOR THE BENEFIT OF THE GRANDCHILDREN OF JOHN W. AND PATRICIA ANN CRITES, by and between JOHN W. AND PATRICIA ANN CRITES, as grantors, and trustees, respectively (each sub trust hereinafter sometimes referred to as a “Trust" and said agreement sometimes referred to hereinafter as the "Trust Agreement").

W I T N E S S E T H:

WHEREAS, JOHN W. AND PATRICIA ANN CRITES are co trustees of each Trust created under the Trust Agreement and both parties wish to resign as a trustee;

WHEREAS, § 9.2 of the Trust Agreement provides that the individual trustee or trustees of a Trust created under the Trust Agreement serving from time to time thereunder shall have the power, but not the duty, at any time to appoint by an inter vivos writing duly accepted and without court approval one or more individuals or a corporate fiduciary, if one is not then serving, or both, as an additional trustee of each trust;

WHEREAS, § 9.3 of the Trust Agreement provides that the grantors, or the survivor of them, as trustees, shall be entitled to appoint one or more persons to serve in their place and stead in the event they shall cease to serve as trustee of a Trust for any reason, including death, incapacity or resignation;

WHEREAS, § 9.4 of the Trust Agreement provides that any trustee may resign at any time, without stating cause or seeking court approval, by the delivery of an instrument of resignation to the Trust Protector,

WHEREAS, § 9.6 of the Trust Agreement provides that subject to §10.2(f) of the Trust Agreement, but notwithstanding any other provision of the Trust Agreement to the contrary, if a Trust estate consists of any shares of stock transferred to the trust by the grantors whereby the grantors are considered corporate insiders with respect to such shares under the Securities and Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, then such shares may be voted by the grantors in a non-fiduciary capacity related to the Trust estate and any other trustee then serving, if any, shall be held harmless from any liability of any nature whatsoever for the limited voting rights exercised by the grantors in a non-fiduciary capacity under the Trust Agreement;

WHEREAS, JOHN W. AND PATRICIA ANN CRITES wish to jointly exercise their successor trustee appointment powers and appoint KELLY S. CRITES as successor trustee of each Trust and any other trust created under the Trust Agreement for the benefit of JOSHUA ALEXANDER WINGARD and BIANCA MARIE WINGARD, respectively; and

WHEREAS, JOHN W. AND PATRICIA ANN CRITES wish to each irrevocably waive their rights under § 9.6 of the Trust Agreement with respect to any shares of stock transferred to the trust by the grantors whereby the grantors are considered corporate insiders with respect to such shares under the Securities and Exchange Act of 1934 and Rule 10b-5 promulgated thereunder.

NOW, THEREFORE, in consideration of the mutual promises of the parties and each party’s execution of this Agreement, and intending to be legally bound hereby, the parties, for themselves and their respective heirs, personal representatives, successors and assigns, hereby agree as follows:

1.            John W. and Patricia Ann Crites hereby appoint KELLY S. CRITES as successor trustee of each Trust.

2.            John W. Crites hereby unconditionally and irrevocably resigns his position as a trustee of each Trust, hereby releasing and relinquishing all rights, powers, privileges and discretions given thereto under the Trust Agreement, such resignation to be effective as of the acceptance of said appointment by KELLY S. CRITES.

3.            Patricia Ann Crites hereby unconditionally and irrevocably resigns her position as a trustee of each Trust, hereby releasing and relinquishing all rights, powers, privileges and discretions given thereto under the Trust Agreement.

4.            Kelly S. Crites, for and on behalf of her minor children, JOSHUA ALEXANDER WINGARD and BIANCA MARIE WINGARD, releases and forever discharges John W. and Patricia Ann Crites, from all claims and liabilities of whatever kind and nature or for whatever reason arising at any time from or by reason of their administration of each Trust

5.            This Agreement may be executed by manual or facsimile signatures in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

6.            If this Agreement is not executed by each of the necessary parties, the Agreement shall be null and void, and no party will have any duty or obligation hereunder.

7.            This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns, but in no event shall any person not a party hereto have any rights hereunder as a third party beneficiary or otherwise.

8.            This Agreement contains the complete understanding of the parties.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 30th day of September, 2016.

WITNESS:	RESIGNING TRUSTEES

/s/ Julie D. Shobe	/s/ John W. Crites
JOHN W. CRITES

/s/ Patricia Ann Crites
PATRICIA ANN CRITES

ACCEPTANCE

I, KELLY S. CRITES, accept the foregoing appointment as successor trustee of the SUB TRUST F/B/O JOSHUA ALEXANDER WINGARD and BIANCA MARIE WINGARD, respectively, created under the MASTER TRUST AGREEMENT FOR THE BENEFIT OF THE GRANDCHILDREN OF JOHN W. AND PATRICIA ANN CRITES this 30th day of September, 2016.

WITNESS:	SUCCESSOR TRUSTEE FBO
JOSHUA ALEXANDER WINGARD, and
BIANCA MARIE WINGARD

/s/ Amy Greenwalt	/s/ Kelly S. Crites
KELLY S. CRITES

TRUST PROTECTOR

/s/ Duke A. McDaniel
DUKE A. McDANIEL